UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2011

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2011, Affymax, Inc. (the “Company”) announced the resignation of Arlene M. Morris and the appointment of its President, John A. Orwin, to the position of Chief Executive Officer and as a member of the Board of Directors to be effective on February 1, 2011. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Ms. Morris has agreed to provide consulting services to support the leadership transition beginning upon her resignation of employment from the Company through September 30, 2011. For such consulting services, she will be eligible to receive approximately $90,832 of consulting fees during this period.

Under the terms of the mutually agreed transition, which accords with the terms of her existing employment agreement, Ms. Morris will receive cash severance payments equal to twelve (12) months of current base salary, $545,000, her bonus for 2010 following determination of the Board of the performance level achieved by the Company against 2010 Company goals, and reimbursement for up to twelve months (12) of COBRA premiums. Further, Ms. Morris will have the right to exercise any vested stock option shares that have been granted to her until the earlier of one year following the date of termination of her consultancy or the expiration of the term of any such option.

In addition, the Board of Directors of the Company also approved in January 2011 increases in annual base salaries for 2011 and cash bonuses related to 2010 performance for the following executive officers:

Name and Position	2011 Salary Increase	New 2011 Base Salary	Bonus
Arlene M. Morris, Chief Executive Officer	n/a	$545,000	$134,888
John A. Orwin, President and Chief Operating Officer	n/a	$420,000	$111,300
Anne-Marie Duliege, MD, MS, Chief Medical Officer	$7,484	$381,683	$56,890
Paul B. Cleveland, Executive Vice President, Corporate Development and Chief Financial Officer	$10,375	$356,222	$60,145
Robert Venteicher, Ph.D., Senior Vice President, Technical Operations	$6,437	$328,287	$57,943

Effective February 1, 2011 in connection with his appointment to the Chief Executive Officer position, Mr. Orwin will receive salary of $510,000 and will be eligible for a target bonus of up to 60% of base salary based on performance of corporate objectives. In addition, Mr. Orwin will be granted restricted stock units (RSUs) for 100,000 shares and an option for 300,000 shares at an exercise price equal to the closing price of the Company’s common stock as reported by the NASDAQ global market on the date of grant.

Further, the Board has authorized modification to the terms of the employment agreement with Mr. Orwin as follows:

(a) In the event Mr. Orwin is terminated without cause or he resigns following a material reduction in duties or compensation or other events constituting constructive termination, he will receive a lump sum cash payment equal to 12 months of his then annual base salary in addition to the other severance benefits provided for under his existing employment agreement; and

(b) In the event of a change of control of the Company and involuntary termination within 12 months, Mr. Orwin will receive the following severance benefits: (i) a lump sum cash payment equal to 18  months of his then current annual base salary, (ii) a lump sum cash payment equal to one and a half (1.5) times his annual target bonus potential for the year in which the acquisition occurs in addition to the other severance benefits provided for under his existing employment agreement.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

(d)   Exhibits:

Exhibit No.	Description
99.1	Press Release entitled “Affymax Announces Appointment of John Orwin as CEO and a Member of the Board of Directors” dated January 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: January 6, 2011	By:	/s/ Paul B. Cleveland
Paul B. Cleveland Executive Vice President , Corporate Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release entitled “Affymax Announces Appointment of John Orwin as CEO and a Member of the Board of Directors”, dated January 6, 2011.